Exhibit 99.1

For Information: Michael D. Friday	For Immediate Release
Telephone: (216) 910-3503	March 16, 2006

ALERIS REPORTS 2005 FOURTH QUARTER AND TOTAL YEAR RESULTS

Summary

•	Total year net income was a record $74.3 million or $2.38 per share(*) for 2005 compared with a net loss of $23.8 million or ($1.51) per share for 2004 on a reported basis. Results include a reduction in the total year effective tax rate from 4.2% to 0.6%.

•	Total year adjusted earnings per share were $3.94 in 2005, utilizing the previously forecasted adjusted tax rate of 8.75%, compared with adjusted earnings per share of $0.97 on a pro forma basis in 2004.

•	The Company continued to implement its acquisition strategy with the October 3 acquisition of ALSCO Holdings, Inc.; the December 12 acquisition of Alumitech, Inc.; and the December 20 acquisition of selected assets of the Ormet Corporation. Synergies from the ALSCO acquisition are now expected to be higher than originally announced and in the range of $12-$14 million on an annualized basis.

•	The Company recorded a restructuring and asset impairment charge of $25 million in fourth quarter 2005 primarily related to the previously announced March 31, 2006 closing of the Carson, California rolling mill.

•	Primarily as a result of the $25 million restructuring and asset impairment charge, our net loss totaled $5.2 million or ($0.17) per share for the fourth quarter 2005 compared with a reported net loss of $26.5 million or ( $1.42) per share in the fourth quarter of 2004.

•	Fourth quarter 2005 adjusted earnings per share were $0.83, utilizing the previously forecasted tax rate of 8.75%, compared to $0.39 in the prior year on a pro forma basis.

•	Net debt increased by $336 million during the fourth quarter as a result of the previously announced acquisitions, increased inventory levels to accommodate acquisition integration and higher working capital levels due to the rising price of aluminum and zinc. Pro forma for the acquisitions during 2005 and the Commonwealth acquisition in 2004, net debt to EBITDA excluding special items on a last twelve month basis was 2.3x at December 31, 2005 compared with 3.0x at year-end 2004.

•	Merger-related synergies from the Commonwealth acquisition and productivity benefits continued to ramp-up in the fourth quarter of 2005 and reached an annualized run rate of $39 million.

Aleris International, Inc.

($ and lbs. in millions)	For the Three Months Ended December 31, 2004			For the Year Ended December 31, 2004
	2005	Reported	Pro Forma	2005	Reported	Pro Forma
Volume:
Recycling lbs. processed	861	846	846	3,366	3,379	3,379
Rolled products lbs. shipped	224	77	248	922	77	1,006
Revenue	$625.5	$372.6	$578.1	$2,429.0	$1,226.6	$2,244.7
Net income (loss)	($5.2)	($26.5)	($16.4)	$74.3	($23.8)	($22.7)
Earnings (loss) per share	($0.17)	($1.42)	($0.57)	$2.38	($1.51)	($0.80)
Adjusted earnings per share(1)	$0.83	($0.28)	$0.39	$3.94	$(0.01)	$0.97
EBITDA(1)	$18.1	($3.4)	$13.8	$170.4	$42.6	$84.4
EBITDA excluding special items(1)	$55.4	$15.1	$38.1	$230.8	$65.0	$131.2

*	- all per share data is presented on a fully diluted basis, unless otherwise noted.

(1)	In this press release, we refer to various non-GAAP (generally accepted accounting principles) financial measures including (i) EBITDA, (ii) EBITDA excluding special items and (iii) adjusted earnings per share. The methods used to compute these measures are likely to differ from the methods used by other companies. These non-GAAP measures have limitations as analytical tools and should be considered in addition to, not in isolation or as a substitute for, or superior to, Aleris’s measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the accompanying tables reconciling the non-GAAP financial measures to comparable GAAP amounts. “EBITDA,” as used in this press release, is defined as net income before interest income and expense, taxes, depreciation and amortization and minority interests. “EBITDA excluding special items,” as used in this press release, is defined as EBITDA excluding restructuring and other charges, executive severance costs, mark-to-market FAS 133 metal hedge unrealized gains and losses, and the non-cash cost of sales impact of the write-up of inventory and other items through purchase accounting. “Adjusted earnings per share” excludes the per-share impact of these special items. Adjusted earnings per share for 2005 have been computed using an effective tax rate of 8.75%, the rate previously used to estimate our full year adjusted earnings per share. Adjusted earnings per share for 2004 were computed using a rate of 12.73%. Management uses EBITDA as a performance metric and believes this measure provides additional information commonly used by our stockholders, noteholders and lenders with respect to the performance of our fundamental business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. Management believes EBITDA excluding special items and adjusted earnings per share is useful to our stakeholders in understanding our operating results and the ongoing performance of our underlying businesses without the impact of these special items. Additionally, management uses EBITDA because the Company’s revolving credit agreement and indentures for its outstanding senior notes use EBITDA with additional adjustments to measure its compliance with covenants such as fixed charge coverage and debt incurrence.

Beachwood, Ohio – March 16, 2006 – Aleris International, Inc. (NYSE:ARS) today reported financial results for the fourth quarter and total year 2005.

Aleris resulted from the December 9, 2004 merger of IMCO Recycling Inc. and Commonwealth Industries, Inc. IMCO was the acquirer for financial accounting purposes. The Company’s “As Reported” financial results for the fourth quarter and full year of 2005 include the operations of both companies for 2005, but the comparable periods in 2004 include three and twelve months results for the former IMCO Recycling Inc. and one month result for Commonwealth. The “Pro Forma” results combine the operations of both companies and are adjusted to exclude the results of Commonwealth’s discontinued Alflex division and inter-company sales and to include the change to the average cost method of accounting for inventory for the rolled products segment (formerly Commonwealth), the incremental depreciation expense related to the write-up of the acquired fixed assets of rolled products to their estimated fair value, as well as incremental interest expense associated with the financing of the merger.

Fourth Quarter 2005 Operating Results

In the fourth quarter of 2005, Aleris reported revenues of $625.5 million and a net loss of $5.2 million or ($0.17) per share. These results include a loss of ($1.00) per share from special items including $25.0 million related primarily to the closure of the Carson, California rolling mill scheduled for the end of the first quarter of 2006; $8.3 million of non-cash mark-to-market FAS 133 metal hedge losses; and $4.0 million related primarily to the non-cash cost of sales impact of the write-up of rolled products assets to fair value at date of purchase. For the fourth quarter of 2004, the Company reported revenues of $372.6 million and a net loss of $26.5 million or ($1.42) per share which included $10.7 million of restructuring and severance costs related to the Commonwealth merger; $4.2 million of non-cash impairment charges; $6.5 million related primarily to the non-cash cost of sales impact of the write-up of rolled products assets to fair value at date of purchase; and other non-recurring costs of $0.7 million. These unfavorable impacts were offset partially by a $3.6 million non-cash mark-to-market FAS 133 metal hedge gain.

Reported revenues of $625.5 million and a net loss of $5.2 million or ($0.17) per share in the fourth quarter of 2005 compare to pro forma revenues of $578.1 million and a pro forma net loss of $16.4 million or ($0.57) per share in the fourth quarter of 2004. Pro forma results in 2004 included $15.1 million of restructuring and severance costs related to the Commonwealth merger, $4.2 million of non-cash impairment charges and $6.5 million related primarily to the non-cash cost of sales impact of the write-up of rolled products assets to fair value at date of purchase; offset partially by a $2.3 million non-cash mark-to-market FAS 133 metal hedge gain.

Fourth quarter 2005 adjusted earnings per share of $0.83 compared favorably to $0.39 per share on a pro forma basis in the fourth quarter of 2004. Fourth quarter adjusted earnings per share for 2005 have been computed using an effective tax rate of 8.75%, the rate previously used to estimate our full year adjusted earnings per share while the results for 2004 were calculated using a 12.73% rate. EBITDA, excluding special items, totaled $55.4 million in the fourth quarter of 2005, an increase of 45% compared with $38.1 million on a pro forma basis in the comparable 2004 period. Improved results continued to be driven by improvements in rolled products rolling margins and scrap spreads as well as synergy realization and productivity benefits.

Steven J. Demetriou, Chairman and Chief Executive Officer of Aleris, said “We are very pleased with our overall performance that delivered adjusted earnings per share of $0.83 in the fourth quarter. In particular, rolled products material margins were very strong as continually improving scrap spreads were augmented by continued stability in rolling margins. We continue to build momentum with our growth strategy and I am extremely pleased with our progress through the end of 2005. During the fourth quarter, we completed the acquisition of ALSCO and announced the closing of our Carson rolling mill, which will further reduce our costs and allow us to produce more cost-effectively at our other facilities. On December 12, we completed the acquisition of Alumitech, which allows us to provide additional services to our North American aluminum recycling customers. Finally, we completed the acquisition of selected Ormet assets on December 20 and are proceeding with our plans to produce 125 million pounds of their sheet volume in our existing facilities, while further diversifying our product offering.”

Total Year 2005 Operating Results

For 2005, Aleris reported revenues of $2.43 billion and net income of $74.3 million or $2.38 per share. These results include a pre-tax loss of ($1.94) per share from special items including $29.9 million of restructuring and asset impairment charges related primarily to the closing of the Carson, California rolling mill; $18.6 million of non-cash mark-to-market FAS 133 metal hedge losses; and $11.9 million related primarily to the non-cash cost of sales impact of the write-up of rolled products assets to fair value at date of purchase. The effective tax rate for the year was 0.6% which reflects the reversal of valuation allowances against certain deferred tax assets. The prior year-to-date tax rate through September 30, 2005 was 4.2 % and we recorded a $3.4 million tax benefit in the fourth quarter of 2005 to reduce this rate to the effective rate for the year. We anticipate future effective tax rates will approximate the statutory rate of 35%. For the full year of 2004, the Company reported revenues of $1.23 billion and a net loss of $23.8 million or ($1.51) per share, including $15.2 million of restructuring and severance costs related primarily to the Commonwealth merger; $4.2 million of non-cash impairment charges; $6.5 million related primarily to the non-cash cost of sales impact of the write-up of rolled products assets to fair value at date of purchase; and $0.7 million of other non-recurring costs. These unfavorable impacts were offset partially by $4.2 million of non-cash mark-to-market FAS 133 metal hedge gains.

Reported revenues of $2.43 billion and net income of $74.3 million or $2.38 per share for 2005 compared favorably to pro forma revenues of $2.24 billion and a pro forma net loss of $22.7 million or ($0.80) per share for 2004. Pro forma results in 2004 included $34.6 million of restructuring and severance costs related primarily to the Commonwealth merger; $4.2 million of non-cash impairment charges; $6.5 million related primarily to the non-cash cost of sales impact of the write-up of rolled products assets to fair value at date of purchase; and $6.5 million of asset write-offs related primarily to the shut-down of tube enterprises at the rolled products segment. These unfavorable impacts were offset primarily by $5.0 million of non-cash mark-to-market FAS 133 metal hedge gains. 2005 adjusted earnings per share of $3.94 compares to adjusted earnings per share of $0.97 on a pro forma basis for 2004. EBITDA excluding special items totaled $230.8 million for 2005 compared with $131.2 million on a pro forma basis for 2004. Significantly improved results continue to be driven principally by increases in rolled products material margins and the benefits of synergy realization and productivity.

Net debt increased $336 million during the quarter due primarily to acquisitions, inventory builds to accommodate acquisition integration and the impact of the rising LME prices of aluminum and zinc on working capital. On a pro forma basis including the acquisitions, net debt to EBITDA excluding special items on a last twelve month basis was 2.3x at December 31, 2005 compared with 3.0x at year-end 2004.

Rolled Products

Rolled product shipments totaled 224 million pounds in the fourth quarter of 2005, including 43 million pounds principally from the ALSCO acquisition, compared with pro forma shipments of 248 million pounds in the same period of 2004 excluding ALSCO. Excluding the acquisition of ALSCO, rolled products shipments were down approximately 26% from an extremely strong comparable quarter in 2004 as inventory destocking came to an end and customers delayed some orders due to high LME prices during the 2005 quarter. Income in the rolled products segment was $40.9 million in the fourth quarter of 2005, excluding charges of $4.0 million related to adjustments for purchase accounting, compared with pro forma segment income of $27.5 million in the comparable 2004 period on the same basis. The improvement was driven by higher rolling margins, favorable scrap spreads, the favorable FIFO impact of the rising LME and improved productivity.

Material margins in the fourth quarter of 2005 improved to $0.539 per pound from $0.407 per pound in the year-earlier period on a pro forma basis. Sequentially, material margins improved $0.050 per pound during the quarter to the highest levels of the year due to continually improving scrap spreads and the favorable FIFO impact of the rising LME during the quarter. Cash conversion costs increased to $0.269 per pound in the fourth quarter of 2005 from $0.240 per pound in the prior year on a pro forma basis due to a 20% reduction in production volume and higher planned production outage expenditures during the 2005 quarter. The acquisition of ALSCO had a minimal impact on margins and conversion costs during the quarter. For comparative purposes, all prior-year pro forma amounts have been restated utilizing the average cost method of accounting for inventory for Rolled Products compared to previous reporting on a LIFO basis in accordance with the prior practice of the acquiring company as required by purchase accounting rules.

For 2005, rolled products shipments totaled 922 million pounds including 43 million pounds principally from the ALSCO acquisition compared with 1.01 billion pounds in the year-earlier period on a pro forma basis, excluding ALSCO. Segment income totaled $172.5 million in 2005, excluding charges of $11.9 million related to adjustments for purchase accounting, compared with pro forma segment income of $69.6 million in 2004 on the same basis. The increased earnings were the result of higher rolling margins, improved scrap spreads, the favorable FIFO impact of the rising LME, increased productivity and the acquisition of ALSCO.

Aluminum Recycling

Fourth quarter processing volume of 508 million pounds for the aluminum recycling segment was down approximately 5% compared with 533 million pounds in the prior-year period. Segment income improved to $7.6 million in the fourth quarter of 2005 from $6.2 million in the same quarter of 2004. The increase was due primarily to higher selling prices and margins, and synergy capture which offset the higher natural gas costs compared with 2004 and the recording of a $1.2 million write-down of a recycling joint venture.

For the full year, processing volume was 2.03 billion pounds compared with 2.10 billion pounds in 2004, down 3% due almost entirely to lower automotive volume. Segment income was $28.6 million in 2005 compared with $26.4 million in 2004. In 2004, a major customer declared bankruptcy, which reduced the Company’s revenue by $3.2 million. In addition, in 2005, Aleris achieved certain merger synergies and productivity benefits including lower worker compensation and insurance expenses. These items substantially offset higher gas costs and lower processing volumes.

International

Processing volume of 297 million pounds for the international segment in the fourth quarter was 17% higher than the 253 million pounds processed in the fourth quarter of 2004. The increase was due to higher volume in Europe and volume increases in Brazil reflecting the first full quarter of results from the Tomra Latasa acquisition. Fourth quarter 2005 segment income was $2.9 million compared with $3.2 million in the comparable 2004 quarter as lower profitability in Germany caused by higher material costs, as well as start-up costs associated with our new plant in Stuttgart, more than offset the higher income recorded in Brazil.

Full year processing volume of 1.11 billion pounds compares favorably with 1.03 billion pounds processed in 2004 due primarily to higher volumes in Europe and Brazil. Volumes and income in Mexico were below last year as the Company transitions this plant from a facility with one large customer to one with a variety of different customers. Segment income for 2005 was $13.3 million compared with $19.7 million in 2004. Reduced income in Germany caused principally by higher scrap costs was partially offset by higher income in Brazil as a result of the acquisition of Tomra Latasa.

Zinc

Fourth quarter 2005 processing volume of 57 million pounds for the zinc segment was 5% below the level of the year-ago period due primarily to lower demand for zinc oxide and zinc metal related to lower auto production. Income in this segment, however, more than doubled to $6.1 million in the fourth quarter of 2005 from $2.8 million in the prior-year period, due principally to higher average selling prices of zinc and resulting better margins. Zinc prices averaged $0.74 per pound in the fourth quarter compared with $0.51 per pound in the comparable 2004 period.

Zinc total year 2005 processing volume of 228 million pounds was 7% lower than in 2004, primarily due to reduced demand from steel galvanizers and to lower oxide demand related to lower auto production. Segment income of $21.0 million was 76% higher than in 2004, due principally to higher zinc prices which offset lower volume.

Corporate Expense

Corporate expense primarily includes corporate SG&A and interest expense. In addition, corporate expense includes all restructuring and asset impairment charges, as well as non-cash adjustments associated with mark-to-market FAS 133 accounting for metal hedging activity that were previously shown within the business segments, in order to simplify understanding of ongoing segment operations. The Company’s 2004 results of operations have been recast on a comparable basis. In the fourth quarter of 2005, Aleris recorded losses of $33.3 million related to special items which included $25.0 million restructuring and asset impairment charge related primarily to the previously announced closing of the Carson, California rolling mill and $8.3 million of non-cash mark-to-market FAS 133 metal hedge losses. On a pro forma basis, special items in the fourth quarter of 2004 totaled $17.7 million and included $20.0 million of restructuring and severance costs related primarily to the Commonwealth merger offset partially by non-cash mark-to-market FAS 133 metal hedge gains of $2.3 million. Reported corporate SG&A expense and interest expense were significantly higher in the fourth quarter of 2005 than in the comparable 2004 period due to the merger with Commonwealth.

Corporate SG&A in the fourth quarter of 2005 decreased to $15.8 million from $16.7 million in the comparable 2004 period on a pro forma basis, as the benefits of the synergies realized in the merger more than offset higher incentive compensation accruals. Interest expense for 2005 increased 2% to $11.8 million from 2004 on a pro forma basis as lower interest rates were more than offset by higher outstandings on the Company’s revolving credit facility due to the acquisition of both ALSCO and certain assets of Ormet Corporation.

For 2005, corporate SG&A declined to $58.2 million from $60.5 million in 2004 on a pro forma basis with corporate merger synergies more than offsetting higher incentive compensation accruals. Interest expense for 2005 declined to $41.9 million from $44.5 million in the prior-year period on a pro forma basis.

Outlook

Mr. Demetriou said, “We are excited about the future of Aleris and look forward to 2006 and beyond as we pursue our growth strategy. We anticipate a continued favorable economic environment in 2006 with Aleris top-line results benefiting from acquisitions and new products. Reduced costs from merger and acquisition synergies, continued favorable scrap spreads in rolled products, improvement in our recycling operations and an intensified Six Sigma effort should provide additional benefits in 2006. First quarter 2005 adjusted earnings per share were approximately $0.95 adjusted to an estimated 2006 tax rate basis and represented the strongest quarter of the year from a volume and pricing perspective. For 2006, we are expecting adjusted earnings per share for each of the second through fourth quarters to be significantly higher than the comparable 2005 quarters at the 2006 estimated tax rate. However, compared to the peak level achieved in the first quarter of 2005, we expect first quarter 2006 adjusted earnings per share to approach the prior year level.” Demetriou continued, “We are expecting lower volume in the core rolled products business compared to the extremely robust prior year quarter to be offset by the favorable impact of acquisitions, improved scrap spreads and operational and productivity improvements, as well as the benefit of the rising LME and associated inventory accounting adjustments.”

Conference Call and Webcast Information

Aleris will host a conference call March 16, 2006 at 9 a.m. Eastern time. Steven J. Demetriou, Chairman and Chief Executive Officer, and Michael D. Friday, Executive Vice President and Chief Financial Officer, will host the call to discuss results.

The call can be accessed by dialing 866-314-9013 or 617-213-8053 and referencing passcode #47472408 at least 10 minutes prior to the presentation. In addition, the conference call will be broadcast live over the Internet at www.aleris.com.

A replay of the conference call will be posted to the Company’s Web site at www.aleris.com. A taped replay of the call will also be available by dialing 888-286-8010 or 617-801-6888 and referencing passcode #49189540 beginning at 11a.m. Eastern time, March 16 until 11:59 p.m. Eastern time, March 21, 2006.

About Aleris

Aleris International, Inc. is a major North American manufacturer of rolled aluminum products and is a global leader in aluminum recycling and the production of specification alloys. We are also a leading manufacturer of value-added zinc products that include zinc oxide, zinc dust and zinc metal. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 42 production facilities in the United States, Brazil, Germany, Mexico and Wales, and employs approximately 4,200 employees. For more information about Aleris, please visit our Web site at www.aleris.com.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future actual and adjusted earnings and earnings per share; future improvements in margins, processing volumes and pricing; overall 2006 operating performance; anticipated higher adjusted effective tax rates; expected cost savings; success in integrating Aleris’s recent acquisitions; its future growth; an anticipated favorable economic environment in 2006; future benefits from acquisitions and new products; expected benefits from industry consolidation and post-hurricane reconstruction; and anticipated synergies resulting from the merger with Commonwealth and other acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’s levels of indebtedness and debt service obligations; its ability to effectively integrate the business and operations of its acquisition; further slowdowns in automotive production in the U.S. and Europe, the financial condition of Aleris’ customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that the Company processes; the ability of the Company to enter into effective metals, natural gas and other commodity derivatives; continued increases in natural gas and other fuel costs of the Company; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions caused by terrorist activities or other unanticipated events; future utilized capacity of the Company’s various facilities; a continuation of building and construction customers and distribution customers reducing their inventory levels and reducing the volume of the Company’s shipments; restrictions on and future levels and timing of capital expenditures; retention of the Company’s major customers; the timing and amounts of collections; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in the Company’s filings with the Securities and Exchange Commission, including but not limited to the Company’s quarterly reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005 and its annual report on Form 10-K for the fiscal year ended December 31, 2005, particularly the sections entitled “Risk Factors” contained therein.

Aleris International, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2005	2004	2005	2004
	(unaudited)
REVENUES	$625,467	$372,606	$2,428,974	$1,226,597
Cost of sales	560,027	357,548	2,170,715	1,148,711

GROSS PROFIT	65,440	15,058	258,259	77,886
Selling, general and administrative expense	26,209	16,740	91,089	54,507
Interest and other (income) expense	2,488	(420)	1,533	51
Restructuring charge	25,044	14,912	29,865	14,912
Unrealized (gains) losses on derivatives	8,259	(3,595)	18,648	(4,235)
Interest expense	11,833	8,842	41,886	28,790

	73,833	36,479	183,021	94,025
(Loss) income before provision for income taxes, and minority interests	(8,393)	(21,421)	75,238	(16,139)
(Benefit from) provision for income taxes	(3,382)	5,009	424	7,484

(Loss) income before minority interests	(5,011)	(26,430)	74,814	(23,623)
Minority interests, net of provision for income taxes	168	92	466	214

Net (loss) income	$(5,179)	$(26,522)	$74,348	$(23,837)

Net earnings (loss) per common share:
Basic	$(0.17)	$(1.42)	$2.44	$(1.51)
Diluted	$(0.17)	$(1.42)	$2.38	$(1.51)
Weighted Average Shares Outstanding:
Basic	30,689	18,647	30,448	15,793
Diluted	30,689	18,647	31,252	15,793

Aleris International, Inc.

Supplementary Information

(in thousands, unaudited)

	For the Three Months Ended December 31,			For the Year Ended December 31,
	2005	2004		2005	2004
Depreciation and amortization	$15,188	$9,514		$54,952	$30,627
Capital spending	$23,200	$22,523		$62,115	$44,825
Segment Reporting:
Volume (pounds):
Aluminum recycling	507,694	532,797		2,028,789	2,099,617
International	296,511	253,483		1,108,720	1,033,518
Zinc	57,130	59,993		228,349	246,108

	861,335	846,273		3,365,858	3,379,243
Percent tolled:	51%	51	%(1)	50%	49	%(1)
Shipped pounds – Rolled products	223,517	76,803		922,248	76,803
Revenues:
Rolled products	$303,809	$95,104		$1,246,639	$95,104
Aluminum recycling	142,262	135,166		551,398	554,849
International	116,749	94,943		416,523	371,679
Zinc	69,015	49,277		244,083	206,849
Intersegment eliminations	(6,368)	(1,884)		(29,669)	(1,884)

	$625,467	$372,606		$2,428,974	$1,226,597
Segment Income:
Rolled products	$36,880	$(3,115)		$160,604	$(3,115)
Aluminum recycling	7,636	6,180		28,589	26,405
International	2,859	3,178		13,253	19,704
Zinc	6,121	2,793		20,986	11,954

	$53,496	$9,036		$223,432	$54,948

(1)	Recast to include former Commonwealth Industries sales as buy/sell due to the acquisition.

Aleris International, Inc.

Consolidated Balance Sheet

(in thousands)

	December 31, 2005	December 31, 2004(1)
ASSETS
Current Assets:
Cash	$6,822	$17,828
Accounts Receivable, Net	325,111	229,018
Inventories	404,780	263,455
Derivative financial instruments	27,958	17,324
Other Current Assets	46,137	15,609

Total Current Assets	810,808	543,234
PP&E, Net	537,797	432,779
Goodwill	152,845	63,940
Restricted Cash	6,183	16,007
Other Assets	46,497	25,189

TOTAL ASSETS	$1,554,130	$1,081,149

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$200,773	$178,943
Accrued Liabilities	135,448	88,405
Current Maturities of long-term debt	20,813	61

Total Current Liabilities	357,034	267,409
Deferred Income Taxes	51,837	11,280
Long-Term Debt	631,024	412,338
Other Long-Term Liabilities	120,466	107,452
Stockholders’ Equity	393,769	282,670

TOTAL LIABILITIES AND EQUITY	$1,554,130	$1,081,149

(1)	Certain items have been reclassified to conform to the current period presentation.

Aleris International, Inc.

Reconciliation of Net Income (Loss) to

Earnings Before Interest, Taxes, Depreciation and

Amortization (EBITDA) and EBITDA Excluding Special Items

(in thousands)

(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2005	2004	2005	2004
Net (Loss) income	$(5,179)	$(26,522)	$74,348	$(23,837)
Interest expense (net)	11,332	8,471	40,216	28,076
Income taxes	(3,382)	5,009	424	7,484
Minority interest	168	92	466	214
Depreciation and amortization	15,188	9,514	54,952	30,627

EBITDA	$18,127	$(3,436)	$170,406	$42,564
Mark-to-market FAS 133 metal hedge (gain) / loss	8,259	(3,595)	18,648	(4,235)
Restructuring, merger related and executive separation charges	25,044	15,597	29,865	20,109
Non-cash cost of sales impact of recording acquired assets at fair value	4,013	6,532	11,927	6,532

EBITDA, excluding special items	$55,443	$15,098	$230,846	$64,970

Reconciliation of Actual and Pro Forma Net Income (Loss) to Actual and

Pro Forma Earnings Before Interest, Taxes, Depreciation and

Amortization and Actual and Pro Forma EBITDA Excluding Special Items

(in thousands)

(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2005	2004	2005	2004
	Actual	Pro Forma	Actual	Pro Forma
Net (Loss) income	$(5,179)	$(16,351)	$74,348	$(22,655)
Interest expense (net)	11,332	11,179	40,216	43,736
Income taxes	(3,382)	4,910	424	7,515
Minority interest	168	92	466	214
Depreciation and amortization	15,188	13,986	54,952	55,600

EBITDA	18,127	13,816	170,406	84,410
Mark-to-market FAS 133 metal hedge (gain) / loss	8,259	(2,276)	18,648	(5,002)
Restructuring, merger related and executive separation charges	25,044	20,004	29,865	45,304
Non-cash cost of sales impact of recording acquired assets at fair value	4,013	6,532	11,927	6,532

EBITDA, excluding special items	$55,443	$38,076	$230,846	$131,244

Aleris International, Inc.

Reconciliation of Earnings per Diluted Share to

Adjusted Earnings per Diluted Share(1)

(unaudited)

	For the Three Months Ended December 31,			For the Year Ended December 31,
		2004			2004
	2005	Reported	Pro Forma	2005	Reported	Pro Forma
(Loss) earnings per share as reported	$(0.17)	$(1.42)	$(0.57)	$2.38	$(1.51)	$(0.80)
Purchase accounting adjustments	0.13	0.35	0.23	0.38	0.41	0.23
Ineffective metal hedging	0.27	(0.19)	(0.08)	0.60	(0.27)	(0.18)
Restructuring costs	0.82	0.84	0.69	0.96	1.27	1.58
Tax impact	(0.22)	0.14	0.12	(0.38)	0.09	0.14

Earnings per Share as adjusted	$0.83	$(0.28)	$0.39	$3.94	$(0.01)	$0.97

(1)	This statement reconciles (i)earnings (loss) per share as reported,(ii) to earnings per share as adjusted to exclude the impact of purchase accounting adjustments, the impact of mark-to-market FAS 133 metal hedge gains and losses, and the impact of executive severance costs, restructuring costs associated with management actions related to pre merger restructuring initiatives of Commonwealth Industries and the merger of the Company with Commonwealth. For 2005, the “tax impact” represents the impact of using an 8.75% effective tax rate to compute adjusted earnings per share The 8.75% rate was previously used to develop our estimated adjusted earnings per share. For 2004 reported and pro forma adjusted earnings per share, the “tax impact” was determined by computing an adjusted annual tax rate and associated expense excluding the adjustments from pre-tax income. In 2004 this rate is 12.73% on a pro forma basis. The adjusted expense was compared to the reported or pro forma expense with the difference, on a per share basis, reflected in the statement. The methods used to compute these measures may differ from the methods used by other companies. Earnings per share as adjusted is a non GAAP measure. This non-GAAP measure has limitations as an analytical tool and should be considered in addition to, not in isolation or as a substitute for, or superior to, Aleris’ measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the tables contained herein reconciling the non-GAAP financial measures to comparable GAAP amounts. Management believes earnings per share as adjusted to exclude special items is useful to our stakeholders in better understanding our operating results from period to period and the ongoing performance of our underlying businesses without the impact of these special items.